                                                                    EXHIBIT 99.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read along with the "Selected Consolidated Financial and Other Data" and our consolidated financial statements and the accompanying notes included elsewhere herein.

CRITICAL ACCOUNTING POLICIES

         In preparing the consolidated financial statements in conformity with US GAAP, the Company's management must make decisions which impact the reported amounts and the related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to allowance for doubtful accounts, impairment of long lived assets, impairment of goodwill, warranties, cooperative advertising and rebate programs, non-cash variable stock compensation, income taxes, and litigation and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company's management believes the critical accounting policies described below are the most important to the fair presentation of the Company's financial condition and results. The following policies require management's more significant judgments and estimates in the preparation of the Company's consolidated financial statements.

         Allowance for doubtful accounts. Our management must make estimates of the uncollectibility of our accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Actual losses for uncollectible accounts have generally been consistent with management's estimates. However, deteriorating financial conditions of certain key customers or a significant slow down in the economy could have a material negative impact on the Company's ability to collect on accounts, in which case additional allowances may be required. Our accounts receivable balance was $73.2 million and $73.8 million, net of allowance for doubtful accounts of $3.1 million and $1.8 million, respectively, at December 28, 2002 and December 29, 2001, respectively. Further information is provided in
Schedule II, "Valuation and Qualifying Accounts."

         Impairment of long-lived assets. The Company regularly assesses all of its long-lived assets, including intangibles, for impairment whenever events or circumstances indicate its carrying value may not be recoverable. Management assesses whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management records an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets.

         Impairment of goodwill. We test goodwill and other indefinite-lived intangible assets for impairment on an annual basis by comparing the fair value of the Company's reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors.

         As part of the adoption of SFAS 142, the Company performed initial valuations during the first quarter of 2002 to determine if any impairment of goodwill and indefinite-lived intangibles existed and determined that no impairment of goodwill and indefinite-lived intangible assets existed. In accordance with SFAS 142, goodwill was tested again at December 28, 2002 for impairment by comparing the fair value of the Company's reporting units to their carrying values. As a result, Sleep Country recognized a goodwill impairment of $20.3 million. Management determined that no other impairment of goodwill existed at December 28, 2002.

         Warranty accrual. Our management must make estimates of potential future product returns related to current period product revenue for our wholesale segment. Management analyzes historical returns when evaluating the adequacy of the warranty accrual. Significant management judgments and estimates must be made and used in connection with establishing the warranty accrual in any accounting period. The Company's warranty policy provides a 10-year non-prorated warranty service period on all first quality products currently manufactured, except for certain products for the hospitality industry which have varying non-prorated warranty periods ranging from five to 10 years. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. At December 28, 2002 and December 29, 2001, the Company had a warranty accrual of $3.4 million and $3.1 million, respectively.

         Cooperative advertising and rebate programs. The Company enters into agreements with its customers to provide funds for advertising and promotion of the Company's products. The Company also enters into volume and other rebate programs with certain customers whereby funds may be rebated to the customer. When sales are made to these customers, the Company records accrued liabilities pursuant to these agreements. Management regularly assesses these liabilities based on forecasted and actual sales and claims and management's knowledge of customer purchasing habits to determine whether all of the cooperative advertising earned will be used by the customer, whether the cooperative advertising costs meet the requirement for classification as selling, general and administrative expense versus a reduction of sales, and whether the customer will meet the requirements to receive rebated funds. Costs of these programs totaled $86.4 million, $75.9 million and $77.0 million in 2002, 2001 and 2000, respectively.

         Non-cash variable stock compensation expense. The Company records non-cash variable stock compensation expense, related to director and employee Regular stock options, utilizing the intrinsic value method as prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations. Management must estimate the employee service period over which the compensation was awarded. The service period is estimated to be generally four to five years. Additionally, because the vesting of the plan options is dependent upon achieving an annual Adjusted EBITDA target or as otherwise established by the Compensation Committee of the board of directors, management must estimate the ultimate number of shares that will vest. The Company records additional adjustments to non-cash variable stock compensation expense for changes in the intrinsic value of vested Regular Options in a manner similar to a stock appreciation right because the option holder can compel Holdings to settle the award by transferring cash or other assets rather than our common stock. Holdings and the Company utilize a third-party valuation firm to determine the intrinsic value of our common stock, including option shares, on a quarterly basis. This firm must also make estimates in determining the intrinsic value. The Company recorded non-cash variable stock compensation expense of approximately $15.6 million, $14.8 million and $0.6 million related to Regular Options during 2002,

2001 and 2000, respectively. At December 28, 2002 and December 29, 2001, the Company had a liability of $29.2 million and $15.1 million, respectively, for non-cash variable stock compensation expense.

         Income taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

         At December 28, 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $34.9 million. Approximately $15.5 million of these carryforward benefits were generated by Sleep Country and are subject to limitations imposed by the Internal Revenue Code. The net operating loss carryforwards expire on various dates through 2020. Our management must make estimates regarding the future realization of these net operating losses. Realization of the net operating loss carryforwards is dependent upon future profitable operations and reversals of existing temporary differences. Although realization is not assured, the Company believes it is more likely than not that the net recorded benefits will be realized through the reduction of future taxable income.

         Litigation and contingent liabilities. From time to time, the Company and its operations are parties to or targets of lawsuits, claims, investigations and proceedings, including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety, and employment matters, which are handled and defended in the ordinary course of business. The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company believes the amounts reserved are adequate for such pending matters; however, results of operations could be affected by significant litigation adverse to the Company.

RESULTS OF OPERATIONS

         The following table sets forth components of our Consolidated Statement of Operations data expressed as a percentage of net sales:

                                                                     Fiscal Year
                                                        ------------------------------------
                                                           2002         2001         2000
                                                        ----------   ----------   ----------
                                                        (52 weeks)   (52 weeks)   (53 weeks)
Net sales                                                 100.0%       100.0%       100.0%
Cost of products sold                                      52.2%        57.9%        59.2%
                                                          -----        -----        -----
  Gross profit                                             47.8%        42.1%        40.8%
Selling, general and administrative expenses               36.3%        32.6%        35.5%
Non-cash variable stock compensation expense                2.2%         2.3%         0.1%
ESOP expense                                                  -          0.4%         1.0%
Amortization of intangibles                                 3.0%         2.9%         1.5%
                                                          -----        -----        -----
  Operating income                                          6.3%         3.9%         2.7%
Interest expense, net                                       3.9%         5.5%         5.3%
Other expense, net                                          0.3%         0.6%         0.3%
                                                          -----        -----        -----
  Income (loss) before income taxes and
     minority interest                                      2.1%        (2.2)%       (2.9)%
Income tax expense (benefit)                                1.9%        (1.0)%       (0.6)%
                                                          -----        -----        -----
  Income (loss) before minority interest                    0.2%        (1.2)%       (2.3)%
Minority interest in loss                                  (0.2)%       (0.1)%       (0.1)%
                                                          -----        -----        -----
  Net income (loss)                                         0.4%        (1.1)%       (2.2)%
                                                          =====        =====        =====

FISCAL YEAR 2002 AS COMPARED TO FISCAL YEAR 2001

         Net Sales. Net sales for the year ended December 28, 2002 increased $53.4 million, or 8.1%, to $708.6 million in 2002 from $655.2 million in 2001. Our sales increase is primarily attributable to an increase in wholesale bedding segment sales, partially offset by a decrease in retail segment sales.

         Wholesale bedding segment sales increased $57.1 million, or 9.5%, to $659.0 million in 2002 from $601.8 million in 2001. The wholesale bedding segment sales increase was primarily due to (i) a 10.7% increase in bedding average unit selling price ("AUSP") resulting from a shift in sales mix toward higher priced products which increased sales by approximately $68.5 million in the aggregate; (ii) an increase in customers added over the last year; and (iii) the adoption of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products, at the beginning of fiscal year 2002, which resulted in the reclassification of certain payments to customers, such as co-operative advertising expenditures, promotional money expenditures, volume rebates and amortization of supply agreements, from selling, general and administrative expenses and cost of products sold to a reduction of revenue. Payments treated as a sales reduction were $26.6 million less in 2002 than in 2001. The amounts reclassified from selling, general and administrative expenses and cost of products sold totaled $49.7 million and $0.7 million, respectively, in 2002 versus $76.3 million and $0.8 million, respectively, in 2001. The increase in 2002 net sales was partially offset by a 5.7% decrease in bedding unit sales volume largely due to the loss of high volume, low margin business resulting from customer bankruptcies in the August 2000 to July 2001 period and the general economic slowdown. The aggregate sales decline in 2002 for customers which filed for bankruptcy and ceased business in 2001 totaled approximately $18 million.

         The Company's adoption of a more stringent proof of advertising policy late in 2001 resulted in less co-operative advertising expenditures being classified as a reduction of revenue in fiscal year 2002. Wholesale bedding segment sales, exclusive of the aforementioned EITF 01-9 reclassifications, of $709.4 million in 2002 increased $30.4 million, or 4.5%, from $678.9 million in 2001. This methodology for calculating sales is comparable to that used by the International Sleep Products Association ("ISPA") in calculating market share. ISPA estimated that 2002 industry sales were up 3.8% over the prior year, comprised of an increase in unit shipments and AUSP of 0.7% and 3.1%, respectively.

         Retail segment sales decreased $5.6 million, or 7.3%, to $71.8 million in 2002 from $77.4 million in 2001. On a comparable store basis, sales for our retail stores decreased 8.5% in 2002 versus 2001. The retail segment sales decline was due principally to the general economic slowdown and a reduction in advertising expenditures.

         Cost of Products Sold. As a percentage of net sales, cost of products sold in 2002 decreased 5.7 percentage points to 52.2% from 57.9% in 2001. Our 2002 gross margin improvement to 47.8% reflects expansion of both wholesale bedding segment and retail segment gross margins.

         Our 2002 wholesale bedding segment gross margin improvement of 6.4 percentage points to 46.0% reflects (i) the above mentioned lower EITF 01-9 sales reduction in 2002 as compared to 2001; (ii) the above mentioned 10.7% increase in AUSP; (iii) lower material costs due in part to our "Zero Waste" cost reduction initiative which began in 2001 and continued in 2002; and (iv) lower labor costs due to management of factory headcount and labor hours. The average factory worker headcount for 2002 was 6.8% less than 2001. Exclusive of the EITF 01-9 reclassifications mentioned above, our wholesale bedding gross margin improved 3.4 percentage points in 2002 to 49.8%.

         Our 2002 retail segment gross margin improvement of 2.3 percentage points to 51.0% resulted principally from a shift in sales mix toward products that have higher margins.

         Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses for 2002 increased 3.7 percentage points to 36.3% from 32.6% in 2001. The 2002 increase was attributable to additional wholesale bedding segment selling, general, and administrative expenses, partially offset by a decrease in our retail segment selling, general and administrative expenses.

         Our wholesale bedding segment selling, general and administrative expenses, as a percentage of net sales, increased 4.6 percentage points to 33.2% in 2002. The 2002 increase was principally attributable to the above mentioned adoption of EITF 01-9 resulting in $49.7 million and $76.3 million in 2002 and 2001, respectively, of costs historically characterized as selling, general and administrative expenses being characterized as a reduction of revenue. In 2002, selling, general and administrative expenses, inclusive of the expenditures characterized as a reduction of revenue due to the adoption of EITF 01-9, increased 1.4 percentage points to 37.9% from 36.5% in 2001. This increase was primarily attributable to an increase in co-operative advertising expenditures due to a shift in our sales mix toward products that have higher subsidies and selling expenses.

         Our retail segment selling, general and administrative expenses, as a percentage of net sales, decreased 0.7 percentage points to 53.2% in 2002 principally due to a decrease in advertising expenditures.

         Non-Cash Variable Stock Compensation Expense. Non-cash variable stock compensation expense increased $0.7 million in 2002 to $15.6 million from $14.8 million in 2001. The 2002 expense resulted from a 40.1% increase in the underlying value of Holdings' common stock during 2002 and an increase in the number of vested stock options outstanding at December 28, 2002 versus December 29, 2001.

         ESOP Expense. In fiscal year 2001, we allocated the remaining ESOP shares to plan participants. Therefore, beginning with the first quarter of 2002, we no longer incurred an expense associated with the ESOP plan.

         Amortization of Intangibles. Amortization of intangibles increased $2.2 million to $21.5 million in 2002 from $19.3 million in 2001. This increase was principally due to our retail segment recognizing a non-cash goodwill impairment charge in the fourth quarter of 2002 of $20.3 million related to the Company's wholly-owned subsidiary Sleep Country. A review of Sleep Country's goodwill for impairment was necessary due to the continued weakness in the retail economy and the failure of Sleep Country to reach the sales and profit levels included in its original impairment test as of January 1, 2002. Exclusive of Sleep Country's goodwill impairment charge, amortization of intangibles decreased in 2002 due to
(i) our retail segment recognizing a non-cash impairment charge in the fourth quarter of 2001 of $7.9 million to write down the goodwill of the Company's wholly-owned subsidiary Gallery Corp. to market value with no similar impairment charge being required in 2002; (ii) the adoption of SFAS No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, at the beginning of our 2002 fiscal year; and (iii) a decrease in amortization of patents due to the expiration of certain patents. As a result of the adoption of SFAS 142 at the beginning of 2002, we discontinued the amortization of goodwill and performed a transitional test of goodwill impairment, which resulted in no impairment charge. Had this pronouncement been adopted at the beginning of 2001, amortization of intangibles, exclusive of impairment charges, would have been reduced by $8.3 million to $3.1 million in 2001.

         Interest Expense, Net. Interest expense, net decreased $8.2 million, or 22.8%, to $27.8 million in 2002 from $36.0 million, after restatement for the adoption of SFAS 145 (see Note 2 to the Company's Consolidated Financial Statements), in 2001 due primarily to (i) decreased average outstanding borrowings; (ii) lower Prime and LIBOR base rates in 2002; and (iii) lower interest rate margins on our Senior Credit Facility obligations. Our interest paid in 2002 was $24.5 million, a 14.5% decrease from $28.7 million paid in 2001.

         Other Expense, Net. Other expense, net decreased approximately $1.4 million in 2002. In 2001, we wrote off acquisition costs of $0.8 million related to a non-consummated transaction.

         Income Tax Expense. Our effective income tax rate of 89.3% for 2002 differed from the federal statutory rate primarily due to state income taxes, general business tax credits, and the valuation allowance against Sleep Country's net deferred tax asset. Our effective income tax rate of 47.4%, after restatement for the adoption of SFAS 145 (see Note 2 to the Company's Consolidated Financial Statements), differed from the federal statutory rate primarily due to amortization of goodwill and goodwill impairment charges not being tax deductible and the net change in valuation allowances.

         Minority Interest in Loss. Minority interest in Sleep Country's loss increased $0.6 million to $1.1 million in 2002 from a loss of $0.5 million in 2001.

         Net Income (Loss). For the reasons set forth above, we had net income of $2.7 million in 2002 compared to a net loss of $6.9 million in 2001.

         EBITDA. For the reasons set forth above, our Adjusted EBITDA, as defined below, increased 25.6% to $99.8 million in 2002 from $79.5 million in 2001. As a percentage of net sales, our Adjusted EBITDA improved 2.0 percentage points to 14.1% in 2002 from 12.1% in 2001. A calculation of our Adjusted EBITDA for 2002 and 2001 is set forth below:

                                                   Years ended
                                              ---------------------
                                              Dec. 28,     Dec. 29,
                                                2002         2001
                                                ----         ----
Net income (loss)                             $  2,679     $ (6,884)
Depreciation and amortization                   19,050       27,828
Goodwill impairment                             20,285        7,882
Income tax expense (benefit)                    13,128       (6,640)
Interest expense                                27,803       35,999
ESOP expense                                         -        2,816
Minority interest in loss                       (1,109)        (470)
Other expense, net                               2,243        3,642
Non-cash variable stock compensation
       expense                                  15,561       14,847
Transaction fees                                     -           61
Interest income                                    194          397
                                              --------     --------
    Adjusted EBITDA(a)                        $ 99,834     $ 79,478
                                              ========     ========

     (a) The table above sets forth EBITDA as defined in our Senior Credit Facility, which we refer to as "Adjusted EBITDA". Adjusted EBITDA as presented above is a financial measure that is used in our Senior Credit Facility and is one measure used by management in evaluating our operating performance. Adjusted EBITDA is not a defined term under US GAAP and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA differs from the term "EBITDA" (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used. In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. Our Senior Credit Facility requires us to comply with, among other things, a specified debt to Adjusted EBITDA leverage ratio and a specified Adjusted EBITDA to interest expense ratio for specified periods.

         Borrowings under the Senior Credit Facility are a key source of our liquidity. Our ability to borrow under the Senior Credit Facility is dependent on, among other things, our compliance with the financial ratio covenants referred to in the preceding paragraph. Failure to comply with these financial ratio covenants would result in a violation of our Senior Credit Facility and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under our Senior Credit Facility.

FISCAL YEAR 2001 (52 WEEKS) AS COMPARED TO FISCAL YEAR 2000 (53 WEEKS)

         Net Sales. Net sales, as restated for EITF 01-9, for the year ended December 29, 2001 decreased $44.5 million, or 6.4%, to $655.2 million from $699.7 million in 2000. The fiscal year ended December 30, 2000 included an additional week. Adjusting for the extra week, net sales in 2001 decreased 4.6% versus the comparable period in 2000. This decrease was attributable to a decline in wholesale bedding segment sales of $56.3 million, or 8.6%, to $601.8 million in 2001, partially offset by a $12.9 million, or 20.0%, increase in our retail segment sales to $77.4 million in 2001.

         Our wholesale bedding segment sales decrease was primarily due to an 11.5%, or approximately $84.2 million, decrease in bedding unit sales volume offset in part by a 5.5%, or approximately $39.8 million, increase in our AUSP. The unit sales volume decrease in 2001 resulted primarily from an overall economic slowdown, which resulted in a reduction of sales beginning in the second quarter of 2001, and the loss of business as a result of the bankruptcy and subsequent liquidation of several major customers during the last eighteen months prior to December 29, 2001, including The Heilig-Meyers Company ("Heilig-Meyers") (filed Chapter 11 in August 2000), Montgomery Ward, LLC (filed Chapter 11 in December 2000), and Homelife Corporation ("Homelife") (filed Chapter 11 in July 2001). In 2000, these three customers in the aggregate accounted for 10.6% of our product shipments. The aggregate sales decline with these three customers for fiscal year 2001 versus 2000 totaled $66.4 million. Our AUSP increase was due principally to a price increase of approximately 5% for our Beautyrest(R) product line in April 2001 and a shift in sales mix to higher priced products.

         Retail segment sales increased $12.9 million, or 20.0%, to $77.4 million in 2001 from $64.5 million in 2000. The retail segment sales increase resulted from 2002 representing a complete year of sales for the Company's retail operations, whereas 2001 sales are comprised of sales for each entity commencing with their date of acquisition as follows: Mattress Gallery - January 2000; Sleep Country USA and Sleep Country Oregon - February 2000; and Sleep Train - May 2000.

         Cost of Products Sold. As a percentage of net sales, cost of products sold, as restated for EITF 01-9, in 2001 decreased 1.3 percentage points to 57.9% from 59.2% in 2000. Our 2002 gross margin improvement to 42.1% reflects expansion of wholesale bedding segment gross margins, partially offset by a decline in retail segment gross margins.

         Our wholesale bedding segment gross margin improvement in 2001 versus 2000 of 1.0 percentage points to 39.6% resulted principally from (i) the increase in our AUSP; (ii) the introduction of our 2001 BackCare(R) product line; (iii) lower material costs as a percentage of sales following introduction of our "Zero Waste" cost reduction initiative at the beginning of 2001; and (iv) lower labor costs as a percentage of net sales due to improved management of headcount and labor hours. At year end 2001, our factory worker headcount was 12.0% lower than at the beginning of the year.

         Our retail segment gross margin declined 2.2 percentage points to 48.7% in 2001 due in part to inventory adjustments related to system conversion issues.

         Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses, as restated for EITF 01-9, in 2001 decreased 2.9 percentage points to 32.6% from 35.5% in 2000. The 2001 decrease was attributable to lower wholesale bedding segment selling, general administrative expenses, partially offset by an increase in retail segment selling, general and administrative expenses.

         The wholesale bedding segment selling, general and administrative expenses decrease was primarily attributable to the following:

         - non-recurring expenses in 2000 of $6.25 million (0.9% of 2000 net sales), in the aggregate, to settle the litigation with Serta, Inc. and legal fees associated with the litigation;

         - non-recurring expenses in 2000 totaling approximately $3.5 million (0.5% of 2000 net sales) to write-off transaction fees and to adjust the receivable of a former customer, which the Company was contemplating acquiring, to net realizable value following management's decision that a distribution strategy of further investment into retail operations through acquisition of certain customers was not in the best interests of the Company at that time;

         - non-recurring expenses in 2000 totaling approximately $4.3 million (0.6% of 2000 net sales) to write-off the receivable of a customer, which at one time represented our potential direct entry into retail operations, and to provide for lease termination fees relating to certain lease obligations of the customer which were guaranteed by the Company;

         - measures implemented in July and August of 2001 that provided salary and fringe benefit decreases, net of severances paid, of approximately $1.7 million in 2001;

         - a decrease in management severance expense of $1.7 million due to the non-recurring severance costs incurred in 2000 related to the reorganization of senior management of the Company;

         - a $1.5 million (0.2% of net sales) gain in 2001 related to the partial settlement of an obligation under our retiree health care plan; and

         - a reduction of bad debt expense of $0.5 million. In 2000, bad debt expense was negatively impacted by charges of $3.3 million (0.5% of 2000 net sales) in the aggregate to reserve for accounts receivable due from Heilig-Meyers and Montgomery Ward.

         The retail segment selling, general and administrative expenses increase was due in part to higher store occupancy and personnel costs.

         Non-Cash Variable Stock Compensation Expense. Non-cash variable stock compensation expense increased $14.3 million in 2001 to $14.8 million from $0.6 million in 2000 due to a 79.0% increase in the underlying value of Simmons Holdings' common stock during 2001.

         ESOP Expense. ESOP expense declined $4.3 million to approximately $2.8 million in 2001 from $7.1 million in 2000. This decrease was due to a reduction in the number shares allocable for 2001, offset in part by a 79.0% increase in the underlying value of Holdings' common stock during 2001.

         Amortization of Intangibles. Amortization of intangibles increased $8.8 million in 2001 to $19.3 million from $10.5 million in 2000. This increase was due to our retail segment recognizing a non-cash impairment charge in the fourth quarter of 2001 of $7.9 million to write-down to market value the goodwill of a wholly-owned subsidiary, Gallery Corp.

         Interest Expense, Net. Interest expense, net decreased $0.8 million, or 2.3%, to approximately $36.0 million, after restatement for adoption of SFAS 145 (see Note 2 to the Company's Consolidated Financial Statements), in 2001 from $36.8 million in 2000 due primarily to (i) lower Prime and LIBOR base rates on our Senior Credit Facility obligations; (ii) decreased average outstanding borrowings; and (iii) one less week of interest on senior indebtedness during the year (fiscal 2000 was a 53-week year), partially offset by both an increase in our interest rate margin in January 2001 following amendment to our Senior Credit Facility and also interest rate protection agreements on a portion of our floating rate debt which had the effect of reducing the benefit of declining interest rates.

         Other Expense, Net. Other expense, net increased approximately $1.5 million to $3.6 million in 2001 compared to $2.1 million in 2000. This increase was principally due to the write-off of $0.8 million in acquisition costs related to a transaction that was not consummated and higher management advisory fees.

         Income Tax Benefit. Our effective income tax rate of 47.4%, after restatement for adoption of SFAS 145 (see Note 2 to the Company's Consolidated Financial Statements), for 2001 differs from the federal statutory rate primarily due to (i) amortization of goodwill and goodwill impairment charge not being tax deductible; (ii) the net change in valuation allowances resulting from the valuation allowance against Sleep Country's deferred tax asset; and (iii) the reversal of a valuation allowance due to the likelihood of realizing the future tax benefit of certain tax loss carryforwards. Our effective income tax rate of 19.5% in 2000 differed from the federal statutory rate primarily due to a valuation allowance against Sleep Country's net deferred tax asset and the amortization of goodwill not being tax deductible.

         Net Loss. For the reasons set forth above, we incurred a net loss of $6.9 million in 2001 compared to a net loss of $15.6 million in 2000, a decrease in our net loss of $8.7 million.

         EBITDA. For the reasons set forth above, our Adjusted EBITDA, as defined below, increased 28.2% to $78.5 million in 2001 from $62.0 million in 2000. As a percentage of net sales, our Adjusted EBITDA improved 3.2 percentage points to 12.1% in 2001 from 8.9% in 2000. A calculation of our Adjusted EBITDA is set forth below:

                                                   Years ended
                                              ---------------------
                                              Dec. 29,     Dec. 30,
                                                2001         2000
                                                ----         ----
Net loss                                      $ (6,884)    $(15,635)
Depreciation and amortization                   27,828       24,800
Goodwill impairment                              7,882            -
Income tax benefit                              (6,640)      (3,883)
Interest expense                                35,999       36,844
ESOP expense                                     2,816        7,117
Minority interest                                 (470)        (421)
Other expense, net                               3,642        2,102
Non-cash variable stock compensation            14,847          574
Serta settlement and related legal fees              -        6,250
Management severance                                 -        3,777
Transaction fees                                    61          105
Interest income                                    397          349
                                              --------     --------
    Adjusted EBITDA(a)                        $ 79,478     $ 61,979
                                              ========     ========

     (a) The table above sets forth EBITDA as defined in our Senior Credit Facility, which we refer to as "Adjusted EBITDA". Adjusted EBITDA as presented above is a financial measure that is used in our Senior Credit Facility and is one measure used by management in evaluating our operating performance. Adjusted EBITDA is not a defined term under US GAAP and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA differs from the term "EBITDA" (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used. In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. Our Senior Credit Facility requires us to comply with, among other things, a specified debt to Adjusted EBITDA leverage ratio and a specified Adjusted EBITDA to interest expense ratio for specified periods.

         Borrowings under the Senior Credit Facility are a key source of our liquidity. Our ability to borrow under the Senior Credit Facility is dependent on, among other things, our compliance with the financial ratio covenants referred to in the preceding paragraph. Failure to comply with these financial ratio covenants would result in a violation of our Senior Credit Facility and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under our Senior Credit Facility.

LIQUIDITY AND CAPITAL RESOURCES

         Our principal sources of cash to fund liquidity needs are (i) cash provided by operating activities; (ii) borrowings available under our Senior Credit Facility; and (iii) through February 2003, borrowings available under Sleep Country's Senior Credit Facility. Our primary uses of funds consist of payments of principal and interest for our debt, capital expenditures, distributions to Holdings principally for the repurchase of stock and vested stock options held by former employees, acquisitions, and funding for working capital increases. In 2002, we repaid $55.1 million of debt to reduce our total debt to $268.4 million. In comparison, in 2001, total debt decreased $26.0 million.

         Our operating activities provided cash of $73.9 million in 2002 compared to $35.7 million in 2001. The following items principally account for the cash provided from operations in 2002 and 2001: (i) operating income of $44.7 million in 2002 versus $25.6 million in 2001; (ii) a decrease in working capital of $13.6 million in 2002 versus a decrease of $15.5 million in 2001; and
(iii) minimal cash tax payments in 2002 and 2001 due to the utilization of federal and state net operating loss carryforwards. We expect that our federal net operating loss carryforwards which do not have limitations imposed by the Internal Revenue Code, totalling $19.4 million as of December 28, 2002, to be fully utilized in 2003, resulting in the payment of federal income taxes beginning in the third quarter of 2003. We expect that our obligation to pay federal income taxes beginning in 2003 will reduce our ability to accelerate debt payments.

         Our capital expenditures totaled $8.0 million for the 2002 fiscal year and consisted primarily of normal recurring capital expenditures. We expect to spend an aggregate of approximately $10.0 million for capital expenditures in 2003. We believe that annual capital expenditure limitations in our Senior Credit Facility and the Indenture will not significantly inhibit us from meeting our ongoing capital needs.

         During the first quarter of 2002, we reacquired rights to certain trademarks from a licensee for $3.0 million, including transaction costs.

         Our 10.25% Series B Senior Subordinated Notes ("Notes") bear interest at the rate of 10.25% per annum, which is payable semiannually on March 15 and September 15, and are guaranteed by all of our domestic subsidiaries. As of December 28, 2002, the aggregate principal amount outstanding of the Notes was $150.0 million.

         On June 6, 2003, the Company entered into a Joinder Agreement with certain banks party to its Senior Credit Facility whereby an additional $20.0 million was borrowed under the Tranche C Term Loan. The proceeds from this additional loan were utilized to repay borrowings under the Revolving Loan Facility.

         Following the incremental Tranche C Term Loan on June 6, 2003, our Senior Credit Facility, as supplemented, provided for loans of up to $156.0 million, consisting of a Term Loan Facility of $96.0 million and a Revolving Loan Facility of $60.0 million. Our indebtedness under the Senior Credit Facility bears interest at a floating rate, is guaranteed by Holdings and all of our active domestic subsidiaries, and is collateralized by substantially all of our assets.

         Effective October 21, 2002, the Company amended its Senior Credit
Facility:

         - to permit the Company to repurchase (in the open market) up to $20 million of outstanding Notes;

         - to permit the Company to repurchase Holdings' Junior Subordinated PIK Notes as permitted by the indenture for the Notes;

         - to modify the definition of Consolidated Excess Free Cash Flow and deduct $9.3 million from the fiscal year 2002 excess free cash flow mandatory payment;

         - to permit restricted payments (as defined in the Senior Credit Facility) for the repurchase of Holdings' stock from deceased, terminated or retired management shareholders of approximately $3.3 million and $5.2 million in fiscal years 2002 and 2003, respectively;

         - to allow for a $7.5 million investment in an international captive insurance company;

         - to eliminate the requirement that the Company must fix the interest rate on at least 50% of the principal amount of outstanding term loans;

         - to increase permitted annual asset sales from $3 million to $10 million;

         - to adjust the definition of Management Fees and increase the overall cap on such fees to $3 million from $2.25 million;

         - to provide an option for a 12 month LIBOR interest rate period in the Revolver and the Tranche A term loan; and

         -        to provide for more restrictive financial covenants.

         At December 28, 2002, borrowings under the Senior Credit Facility bear interest at our choice of LIBOR or Prime plus the following applicable interest rate margins as follows:

                                    LIBOR     Prime
                                    -----     -----
Revolving Loan Facility             2.00%     1.00%
Tranche A Term Loan                 2.00%     1.00%
Tranche B Term Loan                 3.25%     2.25%
Tranche C Term Loan                 3.50%     2.50%

         The weighted average interest rates per annum in effect as of December 28, 2002 for the Tranche A term, Tranche B term and Tranche C term loans were 3.83%, 4.78%, and 5.00%, respectively.

         We are exposed to market risk from changes in interest rates. In order to address this risk, we have developed and implemented a policy to utilize six-month LIBOR contracts to minimize the impact of near term LIBOR base rate increases. On November 27, 2002, we elected to set our interest rate at the six-month LIBOR rate for approximately $40.0 million of our Term Loan Facility, which fixed the LIBOR base rate at 1.50% through May 22, 2003 for approximately 48% of floating rate debt outstanding at December 28, 2002.

         The terms of the Senior Credit Facility required a mandatory prepayment in March 2002 of $11.6 million of the Company's outstanding term loans based upon the Company's Consolidated Excess Cash Flows (as defined in the Senior Credit Facility) for the year ended December 29, 2001. Such prepayment of term debt was allocated as follows: Term A - $2.7 million; Term B - $5.9 million; and Term C - $3.0 million. Additionally, we voluntarily prepaid $41.4 million of outstanding term debt in 2002 out of cash flows from operations allocated as follows: Term A - $11.5 million; Term B - $18.3 million; and Term C - $11.6 million. No mandatory prepayments or scheduled repayments are required in 2003 under the terms of our Senior Credit Facility. Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on our current Revolving Credit Facility, and future refinancing of our debt. As of December 28, 2002, we had availability to borrow $56.2 million under our Revolving Credit Facility, after giving effect to $3.8 million that was reserved for the Company's reimbursement obligations with respect to outstanding letters of credit.

         Our Senior Credit Facility requires the Company to maintain certain financial ratios including fixed-charge coverage, cash interest coverage and leverage ratios. The Senior Credit Facility also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. As of December 28, 2002, we were in compliance with all our financial covenants.

         Borrowings under the Sleep Country Senior Credit Facility Term Loan and Revolving Loan bear interest at the Eurodollar rate plus 2.00% and 3.50%, respectively, or the base rate plus 1.00% and 2.50%, respectively. The effective borrowing rate for the Sleep Country Senior Credit Facility was 4.85% at December 28, 2002. At December 28, 2002, Sleep Country had no availability for future borrowings under the terms of the Revolving Loan.

         The Sleep Country Note Payable, Bridge Loan I, Term Loans I and II to Affiliate bear interest at 14% per annum, with all principal and interest due at maturity.

         In conjunction with the agreement and plan of merger between Simmons Company and Sleep Country (see Note 3 to the consolidated financial statements) dated February 28, 2003, the Sleep Country Senior Credit Facility and Debt to Affiliate were repaid, cancelled or contributed to Sleep Country capital. Accordingly, the Sleep Country Senior Credit Facility and Debt to Affiliate that was repaid has been classified as short term in the accompanying consolidated balance sheet and the $7.5 million that was cancelled and contributed to equity has been classified as long term in the accompanying consolidated balance sheet.

         The Company's contractual obligations and other commercial commitments and the periods in which payments are due as of December 28, 2002 are summarized below:

                                                   Next                              After 5
                                        Total      Year     2-3 Years   4-5 Years     Years
                                        -----      ----     ---------   ---------     -----
Contractual obligations:
Long-term debt(1)                     $268,305   $ 18,946   $  57,851   $  19,832   $ 171,676
Capital lease obligations(2)               565        444         120           1           -
Noncancellable
 operating leases                      104,311     26,461      40,575      24,526      12,749
Distributions to
 Holdings(3)                             5,762      3,420       2,312          30           -
                                      --------   --------   ---------   ---------   ---------
   Total contractual                  $378,943   $ 49,271   $ 100,858   $  44,389   $ 184,425
                                      ========   ========   =========   =========   =========

Other commercial
commitments:
Standby letters of credit             $  3,750   $  3,750   $       -   $       -   $       -
                                      ========   ========   =========   =========   =========

         (1) Accelerated payments could be required under the Consolidated Excess Cash Flow provisions of the Senior Credit Facility. The Revolving Credit Facility expires on October 29, 2004. The Company expects that it will have the ability to renew the existing facility or have the ability to find new financing with comparable terms prior to expiration. If the Company is unable to renew its existing arrangement or obtain new financing, this could have an adverse affect on the Company's ability to fund operations.

         (2) Includes $431 of minimum lease obligations included in liabilities held for sale on the accompanying 2002 consolidated balance sheet.

         (3) Holdings has certain notes payable to former stockholders for stock redemptions. The Company will be required to distribute certain amounts to Holdings to pay such obligations.

         The Company's customers include furniture stores, specialty sleep shops, department stores, rental stores and contract customers. In the future, these retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which occurrences could decrease the number of stores that carry the Company's products. These retailers are also subject to changes in consumer spending and the overall state of the economy. Bankruptcies of our customers may have and have had a material adverse impact on sales and financial condition. Any of these factors could have a material adverse effect on our business, financial condition or results of operations.

         The Company's ability to make scheduled payments of principal, or to pay the interest on our indebtedness, or to fund planned capital expenditures will depend on the Company's future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations and certain anticipated improvements, the Company believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facility, will be adequate to meet our future liquidity needs for the next several years. There can be no assurance that our business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized, or that future borrowings will be available under the Senior Credit Facility in an amount sufficient to enable us to service our indebtedness, including the Notes, or to fund our liquidity needs.

SEASONALITY

         For the past several years, there has not been significant seasonality to our wholesale bedding business. Our retail bedding business has historically experienced, and we expect to continue to experience, seasonal and quarterly fluctuations in net sales, operating income, and Adjusted EBITDA. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impact our second and third quarter results.

ACCOUNTING PRONOUNCEMENTS

         The financial results for the year ended December 28, 2002, include the effect of adopting SFAS No. 141, Business Combinations ("SFAS 141"), and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which resulted in a $5.6 million reduction in amortization of intangibles. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for by using the purchase method of accounting and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and indefinite-lived intangibles are now evaluated against this new criteria. SFAS 142 requires the use of a nonamortization approach to account for purchased goodwill and indefinite-lived intangibles. These items are no longer amortized into results of operations, but instead reviewed for impairment and written down through charges to results of operations in the periods in which their carrying value of goodwill is more than their fair value. The provisions of each statement, which also apply to intangible assets acquired prior to June 30, 2001, were adopted by the Company on December 30, 2001 (beginning of fiscal year 2002). Upon adoption of SFAS 142, the Company completed its impairment testing and did not recognize an impairment charge. In accordance with SFAS 142, goodwill was again tested at December 28, 2002 for impairment by comparing the fair value of the Company's reporting units to their carrying values. Fair values were determined by the assessment of future discounted cash flows. Based upon the impairment test performed, a goodwill impairment charge of $20.3 million was recorded for the Company's retail segment. For the years ended December 29, 2001 and December 30, 2000, pre-tax amortization of goodwill and intangibles of $11.4 million and $10.5 million, respectively, would have been $3.1 million and $2.8 million, respectively, had SFAS 142 been adopted effective with the beginning of fiscal 2000.

         In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), effective for the Company in January 2002. SFAS 143 addresses financial accounting and reporting of obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with a corresponding increase in the carrying value of the related asset. Entities are required to subsequently charge the retirement cost to expense using a systematic and rational method over the related asset's useful life and adjust the fair value of the liability resulting from the passage of time through charges to interest expense. Adoption of this pronouncement did not have a material impact on the consolidated financial statements.

         In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, as it related to the disposal of a segment of a business. SFAS 144 clarifies and revises existing guidance on accounting for impairment of plant, property and equipment, amortizable intangibles and other long-lived assets not specifically addressed in other accounting literature. SFAS 144 also broadens the presentation of discontinued operations to include a component of an entity rather than only a segment of a business. The Company adopted this statement on December 30, 2001 (the first day of fiscal year 2002) on a prospective basis. Adoption of this pronouncement did not have a material impact on the consolidated financial statements.

         Effective December 30, 2001 (the first day of fiscal year 2002), the Company adopted the provisions of Emerging Issues Task Force ("EITF") Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products ("EITF 01-9"). EITF 01-9 codifies and reconciles the Task Force consensuses on all or specific aspects of EITF Issues No. 00-14, Accounting for Certain Sales Incentives ("EITF 00-14"), No. 00-22, Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentives Offers, and Offers for Free Products or Services to be Delivered in the Future ("EITF 00-22"), and No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products ("EITF 00-25"), and identifies other related interpretive issues. EITF 01-9 requires certain selling expenses incurred by the Company, not previously reclassified, to be classified as a reduction of sales. The Company previously adopted the provisions of EITF 00-22 on December 31, 2000. Certain costs, such as co-operative advertising, promotional money, and amortization of supply agreements, were historically recorded in selling, general and administrative expenses but are now classified as a reduction of net sales under the provisions of EITF 01-9. The adoption of EITF 01-9 decreased net sales, selling, general and administrative expenses and cost of products sold by $50.4 million, $49.7 million and $0.7 million, respectively, for the year ended December 28, 2002 and $77.1 million, $76.3 million and $0.8 million, respectively, for the year ended December 29, 2001. The adoption of EITF 01-9 also had the effect of decreasing net sales, selling, general and administrative expenses and cost of products sold by $62.6 million, $61.4 million and $1.2 million, respectively, for the year ended December 30, 2000. As reclassifications, these changes did not affect the Company's financial position or results of operations.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 is effective for fiscal years beginning after May 15, 2002, transactions entered into after May 15, 2002, and financial statements issued on or subsequent to May 15, 2002. The Company adopted the provisions of this pronouncement for related transactions subsequent to May 15, 2002. Due to the adoption of SFAS 145, $0.5 million of extraordinary expense, net of tax, related to accelerated debt payments reported in 2001, has been reclassified to interest expense ($0.9 million) with the related tax benefit ($0.4 million) being reclassed to income tax benefit in the 2001 Consolidated Statement of Operations.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities ("SFAS 146"). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 supersedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), and requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a material impact on the Company's financial position or results of operations.

         In November 2002, the EITF reached a consensus on EITF 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, which addresses the accounting for cash consideration (which includes slotting fees, cooperative advertising payments etc.) and rebates or refunds from a vendor that are payable only if the merchant completes a specified cumulative level of purchases or remains a customer of the vendor for a specified period of time. Cash consideration should be treated as a reduction of the prices of the vendor products or services and included as a reduction of cost of sales unless the vendor receives, or will receive, an identifiable benefit in exchange for the consideration. Rebates or refunds should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the consideration to be received. This guidance should be applied prospectively to arrangements entered into after December 15, 2002. The Company's retail segment is currently evaluating the impact of this new guidance, which will be applied in the first quarter of fiscal 2003.

         On November 25, 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), an interpretation of SFAS Nos. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies ("SFAS 5"), relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee. The FASB believes that, in current practice, many entities might not be recognizing that liability, believing that US GAAP does not require recognition, particularly when the entity does not receive separately identifiable consideration (i.e., a premium) for issuing the guarantee. Many guarantees are embedded in purchase or sales agreements, service contracts, joint venture agreements, or other commercial agreements and the guarantor in many such arrangements does not receive a separately identifiable upfront payment for issuing the guarantee. FIN 45 is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. FIN 45's provisions for initial recognition and measurement is required to be applied on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The guarantor's previous accounting for guarantees that were issued before December 31, 2002 cannot be revised or restated to reflect the effect of the recognition and measurement provisions of FIN 45. The Company does not expect the adoption of FIN 45 to have a material impact on the Company's financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Stock-Based Compensation - Transition and Disclosure ("SFAS 148"), an amendment to SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). The transition guidance and annual disclosure provisions were effective for the

Company's 2002 financial statements and the interim disclosure provisions are effective for interim periods beginning with the Company's first quarter 2003. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company records estimated compensation expense over the service period based upon the intrinsic value of the options as they are earned by the employees and records additional adjustments to non-cash variable stock compensation expense for changes in the intrinsic value of vested options in a manner similar to a stock appreciation right. Therefore, adoption of this pronouncement did not have a material impact on the consolidated financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), principally to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 was effective for the Company's first quarter 2003 with transitional disclosure required with these financial statements. The Company does not have any variable interest entities.

         In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 113 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. The amendments set forth by SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The guidance is to be applied prospectively. The Company does not have any derivative instruments.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new guidance requires that those instruments be classified as liabilities in statements of financial position. The Company does not believe that the adoption of this pronouncement will have a material impact on its consolidated financial statements.